Exhibit 23

Consent of Independent Registered Public Accounting Firm
Trustees and Shareholders
Lexington Realty Trust:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-208755, 333‑206411 and 333-157859) and on Form S-8 (No. 333-175619) of Lexington Realty Trust of our report dated February 28, 2017, with respect to the consolidated balance sheets of Lexington Realty Trust and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10‑K of Lexington Realty Trust.
Our report dated February 28, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that Lexington Realty Trust did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effects of the material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness has been identified and included in management’s assessment in Item 9A of Lexington Realty Trust’s December 31, 2016 annual report on Form 10-K. The material weakness related to ineffective controls over written policies and procedures regarding Lexington Realty Trust's critical accounting policies and significant or unusual transactions, over the identification, authorization, analysis and communication to those charged with governance of critical accounting policies and significant or unusual transactions and the accounting for lease terminations.

(signed) KPMG LLP
New York, New York
February 28, 2017